Exhibit 10.5

DATED 16.08.2023

SPONSORSHIP AGREEMENT

Between

BRILLIANT IN EXCELLENCE (UK) LIMITED

And

ZERO NOX INC

Sponsorship Agreement: [Subject]

THIS SPONSORSHIP AGREEMENT is dated 27/07/2023 (the “Commencement Date”) between

PARTIES:

(1)	BRILLIANT IN EXCELLENCE (UK) LIMITED incorporated and registered in England with company number 10013030 whose registered office is at Suite I Windrush Court, Abingdon Business Park, Abingdon, Oxfordshire, United Kingdom, OX14 1SY (the “Team”); and

(2)	ZERO NOX INC incorporated and registered in California, USA with company number 82-2424459 whose registered office is at 1343 S. Main St., Porterville, CA 93257 USA (the “Sponsor”).

Each the “Party”, collectively, the “Parties”.

BACKGROUND

(A)	Pursuant to an agreement between the Fédération Internationale de l’Automobile (the “FIA”) and Formula E Holdings Limited (FEH), the FIA granted to FEH commercial and media rights (Championship Rights) relating to the promotion, organisation, exploitation and management of the world championship for electric single-seater cars known as the FIA Formula E World Championship (“Championship”).

(B)	FEH has sub-licensed certain Championship Rights to Formula E Operations Limited (“FEO”).and FEO has agreed to allow the Team to compete in the Championship pursuant to the provisions of an agreement (the “Championship Commercial Agreement”).

(C)	The Sponsor wishes to acquire, and the Team is willing to grant, subject to the terms and conditions in this Agreement, a sponsorship package, entitling the Sponsor to the use of the Team’s Marks in conjunction with its own brand, mark and benefits from other connected rights including the right to have the Sponsor Mark displayed on the Team’s race cars.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Affiliate: means a member of Party’s Group.

Agreement: this written agreement, including the Schedules, as varied, novated, supplemented, amended or replaced from time to time in accordance with its terms.

Applicable Laws: means all applicable laws, regulations, regulatory requirements and codes of practice of any relevant jurisdiction, as amended and in force from time to time.

Approved Assignee: means GFGC or the company or corporation formed from the acquisition by GFGC of the Sponsor or a merger of the Sponsor and GFGC.

Business Day: a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in England.

Sponsorship Agreement: [Subject]

Car: the electric single-seater Formula E racing car that the Team uses to compete in the Championship.

Championship: the motorsport competition for electric single-seater cars currently known as the ABB FIA Formula E World Championship, which is organised into Seasons each comprising a series of Events which feature Rounds in various Venues around the world.

Championship Footage: means any audio, visual and/or audio-visual footage portraying the Team taking part in the Championship or at any Event or Test, to the extent that such footage is (i) specifically and expressly delivered or otherwise made available by FEO (or its suppliers) for use by Team pursuant to this Agreement, or (ii) captured and used by Team and in any event shall be considered to be Championship Proprietary Rights.

Championship Image: means any still image portraying the Team taking part in the Championship or at any Event or Test, to the extent that such image is (i) specifically and expressly delivered or otherwise made available by FEO (or its suppliers) for use by the Team or (ii) captured and used by Team and which (A) shall not be considered to be Championship Proprietary Rights if only the Team’s Cars or Drivers are visible, and (B) shall be considered to be Championship Proprietary Rights if other teams, drivers, cars or Championship elements are visible.

Championship Marks: means (i) the logos owned and used by the Championship (Championship Marks), as may be amended or updated from time to time by FEO; and (ii) the terms ‘Formula E’ which is a registered trademark and ‘ePrix’.

Championship Proprietary Rights: means any and all Intellectual Property Rights in and to the FEO Materials.

Commercial Rights: any and all rights of a commercial nature connected with the Championship, including without limitation broadcasting rights, news media rights, interactive games rights, sponsorship rights, merchandising rights, licensing rights, advertising rights and hospitality rights excluding, for the avoidance of doubt, those rights owned or controlled by any Governing Body are excluded.

Composite Mark: the marks, logos, designs and any other Intellectual Property Rights, combining both the Team Mark and the Sponsor Mark and used in connection with or in relation to the Championship.

Confidential Information: means all information which is considered by a disclosing party to be of a confidential nature, in the disclosing party’s possession or control, that was disclosed to the receiving party on or after the date of the Agreement whatever the format of such information and whether or not such information is marked "confidential" in any way, including but not limited to all know-how, financial, technical, operational, management and other information, marketing opportunities, business plans of the disclosing part and its affiliates and/or other members of the Group, the terms of this Agreement and negotiations leading to it but not including information which: (a) is in the public domain at the time of disclosure or which subsequently comes into the public domain through no fault of the receiving party; (b) was already lawfully in the possession of the receiving party prior to its disclosure by the disclosing party; (c) is subsequently disclosed to the receiving party by a third party who did not obtain it directly or indirectly from the disclosing party and authorize the receiving party to disclose it; or (d) is developed by any of the receiving party’s employees, officers, agents or subcontractors independently as a result of his own efforts, without access to or use or knowledge of, the relevant part of the disclosing party’s Confidential Information.

Sponsorship Agreement: [Subject]

Control: means in respect of a company, the power of a person to directly or indirectly secure, by means of the holding of shares or the possession of voting power in or in relation to that company or any other body corporate or by virtue of any powers conferred by the articles of association or other document regulating that company or any other body corporate, that the affairs of the company are conducted in accordance with the wishes or directions of that other person and Controls and Controlled shall be construed accordingly. A Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Driver: any driver, including a reserve driver, engaged by the Team to compete in the Championship at any point in time during the Term.

Events: any event of the Championship entered into the calendar by FIA for any Season during the Term, including Races and tests, podium ceremonies and such other official events as may be organised from time to time by FEH, FEO or the FIA in relation to the Championship and its promotion.

FEO Materials: means, individually or collectively as the case may be, the Championship Marks, Championship Images and Championship Footage.

FIA Regulations: any statutes, rules, regulations, codes, guidelines, resolutions or decisions promulgated or passed by FIA or any Governing Body, commission, authority or body governing the Championship at any time, comprising in particular the Sporting Code, the Sporting Regulations and the Technical Regulations applicable to the Championship at any relevant time as may be amended from time to time.

Force Majeure Event: means any event affecting performance of this Agreement by a Party which is beyond the reasonable control of such Party including, any strike, labour disturbance, industrial action or lockout (except, in each case, of such Party’s own employees or contractors), fire, failure or shortage of power supplies or other utility, failure of satellite or other communications links or other technical failure, failure by a Party to obtain parts or machinery, power failure or breakdown in machinery following best endeavours by that Party to obtain such parts or machinery or rectify the power failure or breakdown (as applicable) and not due to fault or negligence of the Party relying on the Force Majeure Event, import or export regulations or embargoes, abnormally inclement climate conditions, acts of God, flood, lightening, storm, explosion, earthquake, subsidence, structural damage, epidemic, pandemic or natural physical disaster (including for the avoidance of doubt, interruptions caused by the so called Covid-19 pandemic), riot, breach of security at a venue, disease, civil commotion or armed conflict, war or terrorist action, nuclear, chemical or biological contamination, any action taken or sanction applied by a government authority, or the threat of any of the foregoing.

GFGC: means The Growth for Good Acquisition Corporation.

Governing Body: includes, FIA and any recognised and properly constituted national or international governing body which is entitled to regulate the Championship.

Sponsorship Agreement: [Subject]

Group: means, in relation to a party, its holding company, its subsidiaries and a subsidiary of its holding company.

Intellectual Property Rights: means all vested and future rights of copyright and related rights, design rights, database rights, patents, rights to inventions, trademarks and get-up (and goodwill attaching to those trademarks and that get-up), domain names, applications for and the right to apply for any of the above, moral rights, rights in know-how, rights in computer software and semiconductor topographies and any other intellectual or industrial property rights or equivalent forms of protection, whether or not registered or capable of registration and all renewals and extensions of such rights, whether now known or in future subsisting in any part of the world.

Licensed Spaces: the positions and areas on the Cars, Overalls and Team Wear, as further detailed in Schedule 2.

Media: any media, whether now known or hereafter invented or developed, in all languages, throughout the universe, including all forms of: (i) television, including standard, cable, digital, and satellite (including pay television, pay-per-view and video on demand); (ii) radio; (iii) telecommunication systems including telephones, mobile phones, pagers, tablets, etc.; (iv) mechanical reproductions including videograms, laser discs, cassettes, CD-ROMs, CDs, DVDs, Blu-Ray, memory storage media (including flash memory) and hard discs; (v) theatrical (including cinema) and non-theatrical exploitation; (vi) publishing in printed form, including hardback, paperback, digests, serialization, newspapers, magazines, comics, periodicals, quotations, anthologies, and translations; (vii) publishing, transmission and/or dissemination of information or materials by any electronic method and process, including the Internet, blockchain and any intranet (including by making available for download); and (viii) computer software and interactive multi-media.

Media Guidelines: the guide issued by FEO setting out in detail its requirements in respect of (i) use of Championship Footage, (ii) Championship Images, (iii) the ability of the Team to film and make available footage and photographs, and (iv) certain conditions relating to their use, as may be updated by FEO.

Overalls: the racing overalls and underwear worn by a Driver during Races and Tests.

Prohibited Material: any material that (i) does not comply with the FIA Regulations; (ii) is or may be indecent; (iii) is or may be defamatory; or (iv) for any organisation whose principal business in the opinion of a reasonable person encourages, in whatever manner, behaviour which promotes disparaging views or behaviour relating to an individual or group's colour, race, nationality, ethnic or national origins, sex, sexual orientation, marital status, religion, age or disability.

Races: each race included in the Championship calendar at a Venue during an Event, during the Season, during the Term, that shall count for the purposes of the Championship and the associated official practice and qualifying sessions at the same Venue in the two days immediately prior to each such race. A “Double Header” which is two Races back-to-back shall count as two (2) Races in that Season.

Sponsorship Agreement: [Subject]

Regulations: the directives, byelaws, rules, resolutions, regulations and guidance notes and any other order or direction of any Governing Body or any regulatory or other body whose regulations affect the operation of this Agreement from time to time in force.

Season: the period comprising a season of the Championship as per the official FIA Championship calendar (which begins on the official pre-Season Test and ends following the last Event of the relevant Season).

Sponsor Brand: means ZERONOX

Sponsor Brand Guidelines: means the brand guidelines issued by the Sponsor which depict the Sponsor's Brand and set out the Sponsor’s requirements for the Team’s use of the Sponsor Brand as provided and updated by or on behalf of the Sponsor from time to time.

Sponsor Category: means Off Highway Electrification.

Sponsor Championship Materials: means any and all items, samples of Sponsor promotional, marketing or advertising materials produced by or on behalf of the Sponsor in any format whatsoever in connection with the exercise of the Sponsorship Rights.

Sponsor Designation: means “Official Off Highway Electrification Partner to the NIO 333 Racing Team”.

Sponsor Elements: means branding defined in 2.10, 2.11, 2.12 in Schedule 2.

Sponsor Mark: means the Sponsor’s logo’s as set out in 2.8 of Schedule 2.

Sponsor’s Website: the Sponsor’s website with the URL [www.zeronox.com] or such other URLs, incorporating the Sponsor Brand, as the Sponsor may use from time to time.

Sponsorship Fee: the sums (plus any applicable tax), payable by the Sponsor to the Team in accordance with Clause 4.

Sponsorship Rights: the rights and benefits set out in Schedule 2.

Sporting Code: the set of rules that apply for all international auto racing events governed by the FIA to regulate, encourage and facilitate motor sport, as amended and/or updated by the FIA from time to time.

Sporting Regulations: the Formula E Sporting Regulations covering sporting, disciplinary, safety and other aspects relating to the Championship as amended and/or updated by the FIA from time to time.

Taxes: means any and all applicable sales or similar taxes (including but not limited to VAT), duties, customs or other levies which may apply to the Sponsorship Rights.

Team: Brilliant in Excellence (UK) Limited which owns and operates an official Championship racing team which is currently known as the “NIO 333 Racing Formula E Team”.

Sponsorship Agreement: [Subject]

Team Championship Collateral: any material produced by or on behalf of the Team bearing the Sponsor Brand, Sponsor Mark and/or the Composite Mark and used in connection with the Championship, including but not limited to livery, signage, print and digital marketing collateral, clothing (including podium caps, subject to approval by any Governing Body), accessories, merchandising, digital media and any other media whether now known or hereafter to be invented throughout the Territory for the purposes of advertising and publicity in relation to the Sponsor Mark.

Team Environment: means garage display, wall boards, partner bars, panels and interview and media backdrops used by the Team at Events.

Team Images: means any still or moving images (including audio visual images) portraying the Team taking part in the Championship or at any Event to the extent that the Team is authorised to use and licence such image.

Team Mark: the Team’s name, designation and logo(s) as set out in 2.9 of Schedule 2.

Team Mark Guidelines: the guidelines issued by or on behalf of the Team for the use of the Team Marks.

Team Members: all personnel, and any other persons providing services to the Team in relation to the Championship (including the Drivers and reserve drivers and operational staff), or otherwise taking part in any Event on behalf of the Team or as per the Team’s invitation.

Team Sponsor Logo Authorisation: means a team sponsor authorisation in the form set out in Schedule 6.

Team Wear: means the shirts, jackets and other apparel worn by Team Members taking part in any Event on behalf of the Team.

Team’s Website: the official website hosted by or on behalf of the Team with the URL https://www.nio333fe.com/ or such other URLs, incorporating the Team Mark, as the Team may use from time to time.

Technical Regulations: the Formula E Technical regulations relating to the technical requirements of Formula E cars, as amended and updated from time to time by the FIA.

Term: the period from the date of this Agreement and ending on the date that this Agreement expires or is terminated in accordance with its terms, and as set out in Clause 2.

Termination: termination or expiry of the Agreement, howsoever occurring.

Territory: the World.

1.2	Words in the singular include the plural and, in the plural, include the singular.

1.3	Any reference to a Recital, Clause or Schedule is to a Recital, Clause, paragraph or Schedule (as the case may be) of or to this Agreement.

Sponsorship Agreement: [Subject]

1.4	The headings contained in this Agreement are for the purposes of convenience only and do not form part or and shall not affect the construction of this Agreement.

1.5	References to any statutory provisions shall be deemed to include any amendment, replacement or re-enactment for the time being in force.

1.6	All consents, approvals, notices, directions and/or instructions which are required to be given or obtained pursuant to this Agreement shall be given in writing, which other than in relation to notices under Clause 14 shall include email.

1.7	Whenever the terms of this Agreement provide for the consent or approval of either party to be given or obtained, unless otherwise stated, that party shall have an absolute discretion to grant or withhold such consent or approval and shall act in a commercially reasonable manner with regard to the timing of such consent.

1.8	A reference to the “Sponsor”, “Team” or a “Party” means a party to this Agreement and includes its successors in title, personal representatives and assignees.

2.	TERMS AND RENEWAL

2.1	This Agreement shall come into effect on the Commencement Date and unless it is subject to earlier termination in accordance with its terms, shall continue until 14 (fourteen) days after the last Race of the 2025/2026 Championship Season (Season 12) (the “Term”) when it shall terminate automatically without notice.

2.2	On the expiry of the Term as stated in Clause 2.1 this Agreement will not be automatically renewed.

2.3	If the Sponsor wishes to extend this agreement for a further term it shall give the Team notice of its desire to do so (an “Extension Notice”) by no later than 12 (twelve) months before the expiry of the Term. Following receipt of an Extension Notice, the Sponsor and the Team shall negotiate in good faith with a view to agreeing upon an extension of this Agreement (whether by way of an amendment to this agreement or the entry into a new sponsorship agreement between the Parties) until the earlier of (i) the Parties reaching agreement on the extension terms and entering into a definitive written agreement in relation thereto or (ii) the date 9 months before the Term expires. For the avoidance of doubt, neither Party is required to enter into an extension or new agreement.

3.	GRANT OF RIGHTS BY TEAM AND OBLIGATIONS

3.1	In consideration of the payment to the Team by the Sponsor of the Sponsorship Fee, the Team grants to the Sponsor the following rights and obligations in connection with the with the Championship and the advertisement and promotion of the Sponsor Brand and the Sponsor’s Services:

(a)	The Sponsorship Rights as set out in Schedule 2;

(b)	The Intellectual Property Rights as set out in Schedule 3; and

(c)	Team Obligations set out in Schedule 4.

Sponsorship Agreement: [Subject]

3.2	The grant at clause 3.1 is subject to;

(a)	FEO’s approval;

(b)	the terms and conditions of this Agreement;

(c)	the grant of the Team Sponsor Logo Authorisation by the Sponsor;

(d)	the provisions of and compliance with the Guidelines, Applicable Laws and the FIA Regulations.

3.3	All rights not expressly granted to the Sponsor under this Agreement are hereby reserved to the Team. The Sponsor acknowledges and agrees that:

(a)	the Team is the owner of the Commercial Rights and of all rights in the Team Mark;

(b)	the Sponsor shall not be entitled to exploit or enter into any commercial or other agreement to exploit any of the Commercial Rights other than the Sponsorship Rights;

(c)	the Sponsor shall have no rights in relation to any Driver save insofar as such rights relate to the Driver in his capacity as a driver of the Car for the Team; and

(d)	the Sponsor will not have exclusive rights to the provision of sponsorship during the Term of the Agreement except in respect to the Sponsorship Category.

3.4	The Sponsor acknowledges that any Sponsorship Rights which relate to any Driver may only be exploited for so long as the Driver is and remains contracted to the Team to drive a Car.

3.5	In the event that, for whatever reason, the Team is unable to deliver any or some of the Sponsorship Rights precisely as set out at Schedule 2 then:

(a)	the Parties shall discuss the delivery of alternative rights which are of:

(i)	a reasonably substitutable nature; and

(ii)	an equivalent value to the Sponsor to the affected Sponsorship Rights; and

(b)	the Team shall use its best endeavours, acting in good faith, to comply with any reasonable request of the Sponsor in respect of the alternative rights.

4.	CONSIDERATION

4.1	In consideration of the grant of the Sponsorship Rights, the Sponsor agrees to pay to the Team the Sponsorship Fee totalling $ 1,980,000 (1 million, nice hundred and eighty thousand dollars), in the sums and in the dates set out in Schedule 1.

4.2	All sums set out in Clause 4.1 are exclusive of Taxes including value-added taxes, which, if applicable, shall be paid by the Sponsor in addition hereto.

4.3	Payment of the Sponsorship Fee shall be made in full without any set-off, deduction or other withholding whatsoever.

4.4	All sums payable by the Sponsor to the Team under this Agreement shall be sent by the Sponsor by bank transfer to the Team’s bank account as advised in writing to the Sponsor.

Sponsorship Agreement: [Subject]

4.5	The Team may charge interest on all payments due to it from the Sponsor which are not paid on or before their due date for payment at the rate of 8% (eight per cent) above the Bank of England’s base rate for the time being in force from the due date for payment to the date when payment in full is actually received by the Team.

5.	GRANT OF RIGHTS BY SPONSOR AND OBLIGATIONS

5.1	The Sponsor grants to the Team the following rights and obligations in connection with the Championship and the advertisement and promotion of the Sponsor Brand and the Sponsor’s Services:

(a)	The Intellectual Property Rights as set out in Schedule 3; and

(b)	Sponsor Obligations set out in Schedule 5.

5.2	All rights not expressly granted to the Team under this Agreement are hereby reserved to the Sponsor. The Team acknowledges and agrees that:

(a)	the Sponsor is the owner of all rights in the Sponsor Mark; and

(b)	the Team shall not be entitled to exploit or enter into any commercial or other agreement to exploit the Sponsor Brand or Sponsor Mark.

6.	SUSPENSION AND TERMINATION

6.1	The Team may (without prejudice to its other rights), with five (5) days prior written notice to the Sponsor, suspend, for cause, delivery of the Sponsorship Rights.

6.2	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either Party may terminate this Agreement without liability to the other immediately by giving written notice to the other Party if:

(a)	the other Party commits a material breach of any material term of this Agreement and (if such breach is remediable) fails to remedy that breach to the satisfaction of the other Party within a period of 14 (fourteen) calendar days (or such further time as the other Party may, in its absolute discretion, specify)after being notified in writing to do so; or does not commence to remedy that breach, within a reasonable time (having regard to the nature of the breach) after being given notice in writing requiring to remedy the breach; or

(b)	has regularly or persistently failed to meet any, some, or all requirements of this Agreement, whether or not the other Party has required to remedy a breach under Clause 6.2(a); or

(c)	the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or is deemed unable to pay its debts; or

(d)	the other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

Sponsorship Agreement: [Subject]

(e)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party; or

(f)	an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the other Party; or

(g)	a floating charge holder over the assets of that other Party has become entitled to appoint or has appointed an administrative receiver; or

(h)	a person becomes entitled to appoint a receiver over the assets of the other Party or a receiver is appointed over the assets of the other Party; or

(i)	the other Party, being an individual, is the subject of a bankruptcy petition or order; or

(j)	a creditor or encumbrancer of the other Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 (fourteen) days; or

(k)	any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in Clause 6.2(d) to Clause 6.2(i) (inclusive); or

(l)	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business; or

(m)	as a result of any act or omission by the other Party the Party reasonably considers that the commercial image or reputation of the Party has been, or is likely to be, (if such breach were repeated), materially adversely affected.

6.3	The Team may (without prejudice to its other rights) terminate this Agreement forthwith by written notice to the Sponsor if the Sponsorship fee and/or outstanding payables invoiced are outstanding more than 30 (thirty) days after the date for payment thereof set out in Schedule 1.

6.4	The Team may terminate this agreement without liability to the Team immediately by giving written notice to the Sponsor if:

(a)	the Sponsor has offered or given or agreed to give to any person employed or engaged by the Team or any other person any gift or payment of any kind as an inducement or reward for doing or not doing or for having done or not done any action in relation to this Agreement, or if the same has been done by any person employed by the Sponsor or acting, with the Sponsor’s knowledge, on the Sponsor’s behalf; or

(b)	the Sponsor transfers its assets or business or a substantial part thereof to a third party and the third party is, in the Team’s reasonable opinion, likely to materially affect the Team's ability to deliver the Sponsorship Rights; or

(c)	there is a change of Control of the Sponsor; or

Sponsorship Agreement: [Subject]

(d)	the Team’s entry into the Championship is rejected by the FIA or if the Team is excluded by the FIA from entering a Car in the Championship, on any basis other than the Team’s or Driver’s act or failure to act in compliance with any applicable FIA Regulations; or

(e)	the Sponsor’s action or failure to act brings the Team or the Team Brand into disrepute; or

(f)	the Sponsor materially or persistently breaches any of its obligations under this Agreement so as to materially dilute the nature of the Sponsorship Rights such that the primary business rationale for continuing with the Agreement is no longer present.

7.	CONSEQUENCES OF TERMINATION

7.1	The expiry or termination of this Agreement shall be without prejudice to any rights which have accrued to either of the Parties under this Agreement.

7.2	Termination of this Agreement shall not affect the validity of any provisions of this Agreement which are necessary for its interpretation or enforcement or which are intended to survive the termination or expiry of this Agreement.

7.3	On expiry or termination of this Agreement:

(a)	all of the Sponsorship Rights shall forthwith terminate and automatically revert to the Team;

(b)	the Sponsor and the Team shall use their best endeavours to remove the Sponsor Marks from the Team’s Championship Collateral;

(c)	subject to Clause 7.5, the Sponsor shall not use or exploit its previous connection with the Team, or the Drivers, whether directly or indirectly, save that historic or archive references to the Sponsorship are permitted;

(d)	the Team may grant all or any of the Sponsorship Rights to any third party;

(e)	each Party shall promptly return to the other all of the property of the other Party within its possession;

(f)	the Sponsor shall have no further right to use the Team Mark and the Team shall have no further right to use the Sponsor Brand or Sponsor Mark, save that historic or archive references to the sponsorship are permitted;

(g)	the Sponsor shall not produce any further Sponsor Materials bearing any of the Team Mark or which otherwise utilise any of the Sponsorship Right, and the Team shall not produce any further materials bearing any of the Sponsor Brand; and

(h)	neither the Sponsor nor the Team shall hold itself out as associated with the other, save that historic or archive references to the sponsorship are permitted.

7.4	Upon termination of this Agreement for any reason, each Party shall take reasonable steps to mitigate its loss.

Sponsorship Agreement: [Subject]

7.5	The Sponsor may retain for internal business purposes only any Sponsorship Materials in existence prior to the date of expiry or termination of this Agreement.

8.	FORCE MAJEURE

8.1	If, by reason of any Force Majeure Event, the Team or the Sponsor is delayed in or prevented from performing any of the provisions of this Agreement, then such delay or non-performance shall not be deemed to be a breach of this Agreement and no loss or damage shall be claimed by the Party that is delayed or prevented from performing any of its obligations under this Agreement solely as a result of a Force Majeure Event.

8.2	Should the Sponsor's exercise of the Sponsorship Rights under this Agreement be materially interrupted or interfered with by reason of any Force Majeure Event, then the obligations of the Team under this Agreement shall be suspended during the period of such interference or interruption and such event(s) that was scheduled to occur during the period of suspension shall be, at the Sponsor’s sole option terminated or postponed for a period of time equivalent to the period of suspension, and the Parties shall use their best endeavours to minimise and reduce any period of such suspension.

8.3	If a Party is totally or partially delayed or prevented from performing any of its obligations under this Agreement solely as a result of a Force Majeure Event, it shall promptly notify the other Party in writing of the matters constituting the Force Majeure Event and provide the other Party with its best estimate of the likely extent and duration of the Force Majeure Event. The Party that is delayed or prevented from performing its obligations under this Agreement solely as a result of a Force Majeure Event shall be excused performance of such obligations from the date of such notice for so long as the Force Majeure Event shall continue provided that:

(a)	such Party shall, throughout the duration of the Force Majeure Event, take all reasonable steps to mitigate the effects of the Force Majeure Event; and

(b)	upon cessation of the Force Majeure Event, the Party affected shall promptly notify the other Party in writing of such cessation.

9.	LIABILITY AND INDEMNITY

9.1	Nothing in this Agreement shall exclude or restrict either Party's liability for fraud or fraudulent misrepresentation or for death or personal injury resulting from the negligence of that Party or of its employees while acting in the course of their employment or for any other liability which cannot be excluded by law. Nothing in this Agreement shall restrict the Sponsor’s liability to the Team for reputational damage to the Team or the Team's officers or employees that is solely the result of or caused by the Sponsor’s intentional misconduct.

9.2	Subject to Clause 9.1, neither Party shall be liable to the other under this Agreement for any loss, damage, cost, expense or other claim for compensation arising as a direct or indirect result of breach or non-performance of this Agreement that is solely the result of or caused by a Force Majeure Event.

9.3	Subject to Clause 9.1, under no circumstances shall either Party be liable for any consequential costs, damages, claims, actual or alleged, suffered by the other Party.

Sponsorship Agreement: [Subject]

9.4	Subject to Clauses 9.1 and 9.8, the maximum aggregate liability of the Team in contract, tort, or otherwise (including any liability for any negligent act or omission) howsoever arising out of or in connection with the performance of their respective obligation under this Agreement in respect of any one or more incidents or occurrences during the Term shall be limited to a sum equal to the amount of Sponsorship Fee received by the Team as at the date of such act or omission in the relevant Season.

9.5	The Sponsor shall indemnify and keep indemnified the Team from and against all losses, damages, penalties, costs (including, without limitation, all reasonable legal costs), expenses, demands or liabilities arising out of or in connection with any claims by a third party that the use by the Team of the Sponsor Marks strictly in accordance with the provisions of this Agreement infringes any Intellectual Property Rights of that third party.

9.6	The Team shall indemnify and keep indemnified the Sponsor from and against all losses, damages, penalties, costs (including, without limitation, all reasonable legal costs), expenses, demands or liabilities arising out of or in connection with any claims by a third party that the use by the Sponsor of the Team Mark strictly in accordance with the provisions of this Agreement infringes any Intellectual Property Rights of that third party.

9.7	The indemnities in Clauses 9.5 and 9.6 are conditional in each case upon:

(a)	the indemnified Party giving the indemnifying Party notice as soon as practicable of any event likely to give rise to a claim or liability, such notice to specify in reasonable detail the nature of the relevant claim or liability and the type and amount of alleged damages;

(b)	the indemnified Party making no admission of liability, agreement or compromise in relation to the relevant claim without the prior written consent of the indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed); and

(c)	the indemnified Party using its commercially reasonable endeavours to mitigate its loss.

9.8	The limitation of liability contained in Clause 9.4 shall not apply to limit the liability of the Team in respect of the indemnities given by it in Clause 9.6.

10.	ASSIGNMENT

10.1	Subject to 10.2, neither Party shall be entitled to assign, sub-licence or otherwise deal with or declare any trust over its rights and benefits in this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

10.2	Nothing in this clause shall prevent the Sponsor from assigning this Agreement to the Approved Assignee if the Sponsor is acquired by or merged with GFGC or a substantial part of it or its assets are acquired by or merged with GFGC and the resultant body is listed on the Nasdaq exchange.

11.	ANNOUNCEMENTS AND CONFIDENTIALITY

11.1	The contents of this Agreement and all communications, whether written or verbal, between the Parties are confidential and no Party shall (and shall ensure that its officials and employees shall not) either during or following expiration or earlier termination of this Agreement disclose the same or any of the other commercial or technical activities or policy, except so far as is necessary for the execution of obligations hereunder.

Sponsorship Agreement: [Subject]

11.2	The Team shall work together with the Sponsor to develop and stage such launch events as shall be deemed necessary by the Sponsor and as agreed by the Team in order to publicise the sponsorship pursuant to this Agreement, the costs of such event to be borne by the Sponsor.

11.3	The Sponsor agrees that it shall refrain from any public declaration or comment in any form which may harm, weaken denigrate, disparage, defame, bring into disrepute or be derogatory in relation to the fame, name and/or image of the Team.

12.	NON DENIGRATION

12.1	The Sponsor agrees for itself and for and on behalf of its directors, officers, employees and agents that it shall refrain from any public declaration, act, statement or comment in any form which may harm, weaken, denigrate, disparage, defame, bring into disrepute or be derogatory in relation to the fame, name and/or image of the Team, the FIA, FEH, FEO, the Championship or any of their respective or the Events’ sponsors, suppliers and partners or their directors, shareholders and/or employees and personnel or the products or services of any thereof.

12.2	The Team agrees that it shall refrain from any public declaration or comment in any form which may harm, weaken denigrate, disparage, defame, bring into disrepute or be derogatory in relation to the fame, name and/or image of the Sponsor.

13.	POINTS OF CONTACT

13.1	The principal point of contact for each Party (unless the other Party is notified otherwise in writing) shall be:

Team: Alex Hui

Email: alex.hui@bie-uk.com

Sponsor: Robert Cruess

Email: robertc@zeronox.com

13.2	The Sponsor acknowledges and agrees that it is not entitled to rely on any representation, authorisation or decision of the Team unless made by the principal point of contact (or his designated replacement for which Sponsor has received written notification) set out in Clause 13.1.

14.	NOTICES

14.1	Any notice required to be given under this Agreement, shall be in writing and shall be delivered personally, or sent by pre-paid first class post or recorded delivery or by commercial courier, to each Party required to receive the notice at its address as set out below:

Team:	Brilliant in Excellence (UK) Limited, Suite I Windrush Court, Abingdon Business Park, Abingdon, Oxfordshire, United Kingdom, OX14 1SY

Sponsor:	ZeroNox, (82-2424459), 1343 S. Main St., Porterville, CA 93257 USA

or as otherwise specified by the relevant Party by notice in writing to each other Party.

Sponsorship Agreement: [Subject]

Any notice shall be deemed to have been duly received:

(a)	if delivered personally, when left at the address and for the contact referred to in this clause; or

(b)	if sent by pre-paid first class post or recorded delivery, at 9.00am on the second Business Day after posting; or

(c)	if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed.

14.2	A notice required to be given under this Agreement shall not be validly given if sent by email.

14.3	The provisions of this Clause 14 shall not apply to the service of any proceedings or other documents in any legal action.

15.	LAW AND DISPUTES

15.1	This agreement shall be governed by and construed in accordance with the law of England and Wales.

15.2	In the event of any disagreement or dispute between both Parties arising in connection with this Agreement, both Parties agree to use best endeavours to reach an amicable settlement. If such a settlement cannot be reached within five (5) calendar days from the occurrence of a dispute notified by either Party to the other, then either Party may by notice in writing served on the other require that such dispute be resolved by the determination of an independent third party acceptable to both Parties. If the Parties cannot agree on an independent third party within seven (7) days of the date of service of the notice then either Party may request aid of a trained mediator from the Centre for Effective Dispute Resolution (CEDR).

15.3	If a settlement still cannot be reached within 30 calendar days from the occurrence of a dispute notified by either Party to the other, then all such disagreements or disputes shall be settled by arbitration exclusively according to the Laws of England and Wales. Each Party irrevocably waives any objection it might have to disputes arising out of or in connection with this agreement on the grounds of an inconvenient forum.

15.4	Any information or documents disclosed in connection with the resolution of the dispute must be kept confidential and may not be used except to attempt to settle the dispute or within the arbitral proceedings provided for in Clause 15.3 above.

15.5	Both Parties will each bear their own costs of resolving a dispute under this Clause 15 and will bear equally the costs of any third party engaged provided that such third parties have been engaged at the express request of both Parties.

16.	GENERAL

16.1	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

Sponsorship Agreement: [Subject]

16.2	This Agreement constitutes the whole agreement between the Parties and supersedes all previous agreements between the Parties relating to its subject matter. Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement. Nothing in this sub-clause shall limit or exclude any liability for fraud.

16.3	The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

16.4	Each Party shall bear its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement and any documents referred to in it.

16.5	Each Party shall use all reasonable endeavours to procure that any necessary third party shall execute such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.

16.6	If a provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected. If a provision of this Agreement (or part of any provision) is found illegal, invalid or unenforceable, the Parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties' original commercial intention. The obligations of good faith expressed in this clause mean that the Parties shall (i) observe reasonable commercial standards of fair dealing, (ii) disclose facts which would be material to the other Party, (iii) adhere to the spirit of the Agreement and/or the agreed common purpose, (iv) demonstrate mutual trust and dependence in negotiations between them and (v) act consistently with the justified expectations of the Parties.

16.7	No variation of this Agreement shall be effective unless it is in writing and signed by a duly authorised representative of each party.

16.8	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with law in England and Wales. The Parties irrevocably agree that courts in England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

16.9	Nothing in this Agreement shall confer any benefit on any third party and any person who is not a Party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

16.10	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of any other Party.

Sponsorship Agreement: [Subject]

SIGNED for and on behalf of BRILLIANT IN EXCELLENCE (UK) LIMITED by a duly authorised officer

Name & Designation (Block letters)	Signature	Date
In the presence of

Name & Designation (Block letters)	Signature	Date

SIGNED for and on behalf of ZERO NOX INC by a duly authorised officer:

Name & Designation (Block letters)	Signature	Date
In the presence of

Name & Designation (Block letters)	Signature	Date

Sponsorship Agreement: [Subject]

SCHEDULE 1 – PAYMENT SCHEDULE

1.1	Fees

The total fees for the Term of this Agreement shall be $1,980,000 (one million and nine hundred and eighty thousand dollars). The schedule of payments aligns with the PIPE Subscription agreement.

1.2	Transaction to be completed in full no later than September 15th 2023 in compliance with the subscription agreement.

Sponsorship Agreement: [Subject]

SCHEDULE 2 – SPONSORSHIP RIGHTS

The following will be provided to the Sponsor by the Team:

	Sponsorship Rights	Description	Conditions
2.1	Agreed Sponsor Mark will be placed (see image 2.9 below) on Team Cars	Example Sponsor placement on Car - see image 2.10 below

(a)    Agreed Sponsor Mmark to be placed on Team cars in the Licensed Spaces - Nose Cone, and Inside Back Wing Endplates in agreed location as per the approved livery at 2.10 below.

(b)       Branding to be coloured/monochrome (black and white) as indicated in 2.10.

2.2	Agreed Sponsor’s Mark (see image 2.9) will be placed on Team Environment	Example Sponsor placement on Team Environment - see 2.11 below

(a)    Agreed Sponsor’s Mark will be placed on the Team Environment after Season 10 where used at Events as displayed and indicated in 2.11 below.

(b)    Branding to be coloured/monochrome (black and white) as indicated in 2.11.

2.3	Agreed Sponsor’s Mark (see image 2.9) will be placed on Team Wear and Overalls	Example Sponsor placement on Team Wear and driver suits - see image 2.12 below

(a)    Agreed Sponsor’s Mark will be placed on Team Wear after Season 10 – Single sleeve in a size and placement on the sleeves in a location and frequency as per the approved livery at 2.12 below.

(b)    Agreed Sponsor’s Mark will be placed on Overalls after Season 10 – Single Colour - Sleeves, in a size and placement in a size, location and frequency as per the approved livery at 2.12 below.

(c)    Branding to be Monochome (black & white) unless any colouring is otherwise agreed.

2.4	Sponsor can use Approved Team Images	Still and Moving Team Images

(a)    Still image rights for editorial and case study production from Team’s Image library until the end of Term of the Agreement, access to the library made available promptly on request

(b)    Moving and audio-visual Team Image content for editorial and case study production supplied by the Team only until the end of Term of the Agreement

(c)    Sponsor will have the right to provide image requirements at events for Team Photographers

(d)    Sponsor can use Team Media Content for Internal & External platforms

(e)    Team will announce Sponsor partnership via a mutually agreed Press Release – Distributed Via our media partners & social media platforms

(f)     Team will support Sponsor promotional campaigns around new products or business developments via a further press release and or social media support.

(g)    Sponsor have the right to issue a reasonable number of press release per season regarding the partnership

Sponsorship Agreement: [Subject]

2.5	PR

(a)    The Team will announce the Sponsorship via press release and on Team’s website and social media channels no later than 3 days after the Commencement Date. Continuation announcements to be issues annually at start of Season 10, Season 11 and Season 12 unless the Term is terminated before.

(b)   The Team will work in partnership with the Sponsor to support in PR initiatives off track and work collaboratively where possible on bespoke campaigns. The Team will provide one (1) social media post per platform per race, mentioning Sponsor. For the avoidance of doubt posts shall take place on every social media platform on which the Team operates and which shall include as a minimum (and without limitation) Facebook, Instagram and Twitter.

(c)    The Sponsorship will also be announced via Team’s social media channels, to include Twitter, Facebook and Instagram, and Weibo.

(d)    Link to the Sponsor’s website to be placed above the fold on the Team Website for the duration of the Term, in a location visible to visitors and at least as visible as other sponsors of the Team.

(e)    Social Media: Throughout each Season during the Term, there shall be 1 Unique Post Per Event Per Platform + Social Conversation with Sponsor + Single Season Long Campaign

2.6	Hospitality at track	Team Hospitality

(a)    Up to USD $64,000 cost to the Team per Season of additional promotional activities at Events as determined by the Team in coordination with the Sponsor. Unused allowance will not be carried over to subsequent Seasons.

(b)    Formula E Hospitality costs will be updated on a per season basis. For the purpose of this agreement, average prices will be documented:

• Emotion Club Access -$2500 Per event

• Electric Lounge - $500 Per Event

• Grandstand - $50 per Event

• Team Hospitality - $800 per event (minimum purchase 10 passes)

All passes to include garage tour + driver meet and greet and team gifting.

Sponsor will use its best efforts to confirm numbers of tickets required at least 12 weeks prior to each race. However, Team will attempt to accommodate any subsequent ticket requests. Costs outside of allocated activation budget to be re-charged to the Sponsor and payment should be cleared two weeks prior to each race. Hospitality tickets are considered confirmed when payment is received from the Sponsor. All hospitality tickets may be governed by stipulated guidelines from the Formula E promoter and these may change from time-to-time for each ePrix event.

Sponsorship Agreement: [Subject]

2.7	Merchandise	Team Merchandise

(a)    The Sponsor can purchase co-branded Team merchandise that can only be designed and produced at Sponsor’s request through the Team or it’s official apparel provider. Prices and MOQs to be confirmed on request.

(b)    The Sponsor can purchase Team merchandise with 10% discount from the Retail Price.

2.8
2.9

Sponsorship Agreement: [Subject]

2.10
2.11

Sponsorship Agreement: [Subject]

2.12

Sponsorship Agreement: [Subject]

SCHEDULE 3 – INTELLECTUAL PROPERTY RIGHTS

Team Grant

3.1	The Team grants to the Sponsor the right to use the Team Mark and Sponsor Designation throughout the Territory during the Term on a royalty-free, non-transferable basis to advertise, market and promote the Sponsor’s association with the Team including on Sponsor Championship Materials.

3.2	Any rights granted by this agreement are only given in respect of BIE UK and the Sponsor’s sponsorship of BIE-UK’s participation in the Championship and are not related to any other agreement(s) with BIE-UK or any Affiliate of BIE-UK.

3.3	With the grant at clause 3.1, the Sponsor shall ensure that its use of the Team Mark and Sponsor Designation comply with the Team Mark Guidelines.

3.4	The Sponsor acknowledges that all Intellectual Property Rights in relation to the Team Mark and Sponsor Designation are and shall remain the sole and exclusive property of the Team and the Sponsor shall not acquire any rights or interests in the same other than such limited rights of use as are granted pursuant to this Agreement.

Sponsor Grant

3.5	The Sponsor grants to the Team, the right to use the Sponsor Brand and Sponsor Mark throughout the Territory during the Term on a royalty-free, non-transferable basis for the sole purpose of delivering the Sponsorship Rights pursuant to this Agreement.

3.6	The grant includes the right to;

3.6.1	exploit, manufacture, distribute, market, advertise, promote, sell, broadcast and other use of any Team Elements or any part thereof or activities relating thereto which may display any of the Sponsor Brand or Sponsor Mark (including the production and sale of Non Fungible Tokens), in each case in all forms and in all Media whether now known or hereafter devised;
3.6.2	include and represent the Team Elements which may display any of the Sponsor Brand or Sponsor Mark in Championship Interactive Games; and
3.6.3	the right to produce promotional materials of any kind, using Team Elements which may display any of the Sponsor Brand or Sponsor Mark for the purposes of promoting the Championship and/or any Events/Tests.

3.7	The Team shall ensure that its use of the Sponsor Brand and Sponsor Mark comply with the Sponsor Mark Guidelines.

3.8	The Team acknowledges that as between the Sponsor and the Team, all Intellectual Property Rights in relation to the Sponsor Brand and Sponsor Mark are and shall remain the sole and exclusive property of the Sponsor and the Team shall not acquire any rights or interests in the same other than such limited rights of use as are granted to it pursuant to this Agreement.

Sponsor Grant to the FIA and others

3.9	Sponsor in its condition as sponsor of the Team, hereby grants in favour of FORMULA E OPERATIONS LIMITED (FEO) and FÉDÉRATION INTERNATIONALE DE L’AUTOMOBILE (the FIA) the perpetual, sub-licensable (in whole or in part) and irrevocable worldwide right, in the broadest possible terms, to reproduce, broadcast, communicate to the public, copy, install, encode, encrypt, display, use, commercialise, cache, store, transmit and distribute any and all content in any and all media from time to time whether now known or hereafter invented containing any identification, mark, logo or any other element belonging to the Sponsor and which the Sponsor shall deliver to the Team for inclusion on the Cars, Overalls and/or any other Team’s displayed items in relation to promotion of the Championship including Team Elements. Furthermore, the Sponsor hereby represents, warrants and undertakes that all elements submitted by the Sponsor for such purposes shall belong to the Sponsor and, therefore, that the use by the Team and/or exploitation by FEO and/or the FIA of the rights aforementioned shall not result in breach of any third-party rights.

Sponsorship Agreement: [Subject]

3.10	The Team may replace or amend the Team Mark from time to time, by giving reasonable advance written notice to the Sponsor, and where such change occurs within three months of the first Event of the Season, any costs and expenses incurred by the Sponsor as a result of such change shall be payable by the Team.

3.11	The Sponsor may replace or amend the Sponsor Brand and Sponsor Mark from time to time, by giving reasonable advance written notice to the Team, and where such change occurs within three months of the first Event of the Season, any costs and expenses incurred by the Team as a result of such change shall be payable by the Sponsor.

3.12	The use of the Team Mark and Sponsor Designations are for brand and promotional purposes only as an advertisement. The Sponsor will not display or use them in any way that holds itself out as being the FIA, FEH, FEO or the Team (or any of them) nor to imply that the Sponsor is an agent of them (or any of them) or in any joint venture or legal partnership with them (or any of them).

3.13	For the avoidance of doubt, the Sponsor may not directly link itself with the FIA, FEH, or FEO other than through a direct contractual relationship with them as a sponsor of them.

Sponsorship Agreement: [Subject]

SCHEDULE 4 – OBLIGATIONS OF THE TEAM

4.1	In consideration of the payment of the Sponsorship Fee, the Team hereby represents warrants and undertakes to the Sponsor at all times during the Term as follows:

(a)	to deliver the Sponsorship Rights to the Sponsor, in accordance with the terms of this Agreement;

(b)	that it has and will continue to have full right, title and authority to enter into this Agreement and accept and perform the obligations imposed on it by this Agreement;

(c)	to only display the Sponsor Brand in the manner and form illustrated in the Sponsor Brand Guidelines produced by the Sponsor or as agreed with the Sponsor;

(d)	not to obscure the Sponsor Mark;

(e)	to keep the Sponsor informed as promptly as reasonably practicable with respect to material developments or changes to the Team which might affect the Sponsor's use of the Sponsorship Rights;

(f)	that it owns and controls the Team Mark and no third party will be authorised by the Team to use the Team Mark in conflict with the Sponsorship Rights granted to the Sponsor during the Term; and

(g)	to ensure that the Team's Website, and all digital and social media directly or indirectly controlled by the Team, will not contain or link to any Prohibited Material.

Sponsorship Agreement: [Subject]

SCHEDULE 5– OBLIGATIONS OF THE SPONSOR

5.1	The Sponsor hereby represents warrants and undertakes that:

(a)	it shall pay the Sponsorship Fee to the Team in the amounts and on the dates specified in Clause 4 and Schedule 1;

(b)	it has, and will continue to have throughout the Term, full right, title and authority to enter into this Agreement and to accept and perform the obligations imposed on it under this Agreement;

(c)	it owns or is entitled to use and to grant to the Team, the right to use the Sponsor Brand and Sponsor Mark as required to perform its obligations pursuant to this Agreement and the use by the Team of the Sponsor Brand or Sponsor Mark in accordance with the terms of this Agreement will not infringe the rights of any third party;

(d)	it shall exercise the Sponsorship Rights in accordance with the terms of this Agreement;

(e)	it shall not do or permit anything to be done which might adversely affect the rights of the Team in or to any of the Commercial Rights or the value of the Commercial Rights;

(f)	it shall comply to the FIA Regulations and all relevant Applicable Laws (including but not limited to all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption, and specifically and it shall not exercise the Sponsorship Rights in any manner that might constitute an offence under such laws, statutes, regulations and/or codes) rules, regulations, directions, codes of practice or guidelines imposed by national law or any competent authority which are applicable to the Championship or the Team, or to the activities of advertisers or sponsors in connection with any of the above;

(g)	it shall ensure that any and all Sponsor Materials are produced to the Sponsor's corporate quality standards and are fit for their purpose;

(h)	it shall not exercise the Sponsorship Rights in a manner that is knowingly detrimental to the Championship; and

(i)	it shall execute and provide the Team with the Team Sponsor Logo Authorisation.

5.2	The Sponsor shall ensure that all uses of the Team Mark and Sponsor Designation on Sponsor Championship Materials shall be approved by the Team and conform with the terms of this Agreement. The Sponsor shall, at the request of the Team, promptly withdraw any Sponsor Championship Materials, which, in the Team's opinion, do not comply with the provisions of the Team Mark Guidelines or the terms of this Agreement.

5.3	The Sponsor shall receive the prior written approval from the Team when using the Team information including but not limited to name, mark and photos for any public uses.

5.4	The Sponsor acknowledges that the primary function of the Team is to participate and perform to the best of their ability in the Championship. The competitive activities of the Team shall take priority over any obligation of the Team or any Driver.

5.5	For the avoidance of doubt, the Sponsor acknowledges that FEO controls the manufacture, production, sale and distribution of all merchandise.

5.6	The Sponsor acknowledges and agrees that any use of any FEO Materials shall be subject to the following general conditions:

5.6.1	FEO Materials used by it must give prominence to the Team’s Drivers, Cars or Team Elements so that there is no direct association with any other team;

5.6.2	FEO Materials used by the Sponsor must be a true and accurate representation of the Car, Driver and any Championship elements (including in relation to context and narrative), and must not be altered in any way and shall be (as far as reasonably possible, and except where used in a historical context) from the then current Season.

Sponsorship Agreement: [Subject]

SCHEDULE 6 – Team Sponsor Logo Authorisation

To:	FÉDÉRATION INTERNATIONALE DE L’AUTOMOBILE 2

Chemin de Blandonnet

CH 1215 – Geneva 15

Switzerland

And:	FORMULA E OPERATIONS LIMITED,

3 Shortlands,

9th Floor, Hammersmith,

London,

W6 8DA

UK

16.08.23

Dear Sirs/Madam

Team sponsor logo AUTHORISATION and team elements

With reference to the Championship Commercial Agreement entered into by and between FORMULA E OPERATIONS LIMITED (“FEO”) and BRILLIANT IN EXCELLENCE (UK) LIMITED (“TeamCo” for the purposes of this authorisation) (the “Team Sponsor Logo Authorisation”), we hereby confirm and agreed that;

(a)	Zero Nox Inc (Sponsor), grants in favour of FORMULA E OPERATIONS LIMITED (FEO) and FÉDÉRATION INTERNATIONALE DE L’AUTOMOBILE (the FIA) the perpetual, sub-licensable (in whole or in part) and irrevocable worldwide right, in the broadest possible terms, to reproduce, broadcast, communicate to the public, copy, install, encode, encrypt, display, use, commercialise, cache, store, transmit and distribute any and all content in any and all media from time to time whether now known or hereafter invented containing any identification, mark, logo or any other element belonging to the Sponsor and which the Sponsor shall deliver TeamCo for inclusion on the Cars, Overalls and/or any other Team’s displayed items in relation to promotion of the Championship.

(b)	Furthermore, Sponsor hereby represents, warrants and undertakes that all elements submitted by Sponsor for such purposes shall belong to the Sponsor and, therefore, that the use by TeamCo and/or exploitation by FEO and/or the FIA of the rights aforementioned shall not result in breach of any third-party rights.

Definition of Team Elements:

(a)	TeamCo’s, its Manufacturer, the Team’s, Team Members’ (including Drivers and Reserve Drivers) Team Sponsors’ names, trade marks, service marks, logos (including the Team Logo), livery, trade dress, get-up, numbers and designs, including on the Cars, Driver Overalls, Helmets, Team Member uniforms and other vehicles, machines, structures, stands and/or equipment;

(b)	all images, likeness, appearance, footage, audio, visual and audio-visual materials, and other representations, data, communications, telemetry, data, timing and other information, assets and materials and works of or relating to TeamCo and/or the Team (including Drivers, Reserve Drivers, Team Members, their uniforms, Overalls and Helmets), its Manufacturer, Cars, Team Sponsors and other applicable persons);

Sponsorship Agreement: [Subject]

(c)	the sounds of any of the Team’s activities at any Event/Test (including the sounds of Cars);

(d)	any and all historical and non-Confidential Information in relation to TeamCo, the Team and/or Team Members;

(e)	computer assistance design (CAD) in 3D of the design and technical drawings of the Cars and key components (excluding the Powertrain or any other component developed by the Team or its Homologated Manufacturer);

(f)	communications during Events and Tests between Team Members (including the Drivers and Reserve Drivers), whether through radio or otherwise, or between the Team and other teams or its respective members, or with FIA officials and/or any other official or steward taking part in the Event/Test and/or with FEO’s representatives;

(g)	TeamCo’s data of any type, related to the performance and/or participation at, or in relation to, an Event or Test or any part thereof, subject where applicable to the confidentiality obligations set out in this Agreement and any Applicable Law relating to data protection (including comparisons between Drivers, the Team and other teams and drivers, Driver sector and lap times); and

(h)	any other elements created and/or used by or on behalf of TeamCo within the Championship context that are reasonably notified by FEO to TeamCo from time to time in connection with the development of any Championship Interactive Game and/or promotional material in relation to the Championship and/or any of the Events or Tests,

in each case excluding any FEO Materials and other Championship Proprietary Rights.

___________________________

Title:

Office:

Zero Nox Inc